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                                                               Exhibit 11.1

                   GOVERNMENT TECHNOLOGY SERVICES, INC.

                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


                                                                   Years Ended
                                                          ------------------------------
                                                            1998       1997       1996
                                                          --------   --------   --------

Net income (loss) . . . . . . . . . . . . . . . . . . . . $  2,339   $ (5,104)  $(17,838)
                                                          ========   ========   ========

Weighted average shares of common stock outstanding . . .    8,700      6,733      6,690

Weighted average effect of common share equivalents . . .      209          -          -
                                                          --------   --------   --------

Weighted average shares outstanding . . . . . . . . . . .    8,909      6,733      6,690
                                                          ========   ========   ========

Net income (loss) per common share and common share
  equivalent. . . . . . . . . . . . . . . . . . . . . . . $   0.26   $  (0.76)  $  (2.67)
                                                          ========   ========   ========
